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                                                                   EXHIBIT 10.20
                            ASSET PURCHASE AGREEMENT

                                  by and among

                                 Innuity, Inc.,
                               a Utah corporation

                                       and

                            Hello Metro Incorporated,
                             an Indiana corporation

                           Superfly Advertising, Inc.,
                             an Indiana corporation

                            Treefrog Commerce, Inc.,
                             an Indiana corporation

                           Clark Scott, an individual

                          -------------------------------

                            Dated as of March 9, 2006

                          -------------------------------

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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of March 9, 2006, by and among Innuity, Inc., a Utah corporation ("Purchaser"), and Hello Metro Incorporated, an Indiana corporation ("Hello Metro"), Superfly Advertising, Inc., an Indiana corporation ("Superfly"), and Treefrog Commerce, Inc., an Indiana corporation ("Treefrog") and Clark Scott, an individual residing in Indiana ("Scott"). Hello Metro, Superfly and Treefrog are collectively referred to herein as the "Sellers" and individually as a "Seller."

                                    RECITALS

      A. Hello Metro is engaged in the business of providing to internet users local content, guides and information concerning certain cities around the world, and Superfly and Treefrog are each engaged in the business of arbitrage (simultaneous buying and selling to make a profit on price differences in different markets) of internet traffic (excluding the Excluded Assets, as defined below, the "Business"), and Purchaser is interested in purchasing, and Sellers are interested in selling, certain assets related to the Business; and

      B. Purchaser desires to purchase or acquire from Sellers, and Sellers desire to sell, assign and transfer to Purchaser, substantially all the assets and properties held in connection with, necessary for, or material to the Business, and Purchaser has agreed to assume the Assumed Liabilities, all for the purchase price and upon the terms and subject to the conditions contained in this Agreement (the "Transaction").

      NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

      1.1 "Accounts Payable" shall mean those amounts owing by Sellers under Assumed Contracts or otherwise arising in connection with the Business listed on
Schedule 1.1 as such Schedule 1.1 may be updated through the date that is four days prior to Closing to include those accounts payable arising in the ordinary course of business in connection with the Business.

      1.2 "Accounts Receivable" shall mean the accounts receivable and notes receivable of or amounts owing or payable to Sellers in connection with or relating to the Business, including those set forth on Schedule 1.2 as such
Schedule 1.2 may be updated through the date that is four days prior to Closing to include those accounts receivable arising in the ordinary course of business in connection with the Business.

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      1.3 "Affiliate" shall mean a Person that directly or indirectly, through one or more intermediaries, is controlled by, or is under common control with another Person.

      1.4 "Ancillary Agreements" shall mean the following agreements and documents:

            (a) The Escrow Agreement, in substantially the form of Exhibit A hereto; and

            (b) The Employment Agreement, in substantially the form of Exhibit D hereto.

      1.5 "Assets" shall have the meaning set forth in Section 2.2 hereof.

      1.6 "Assumed Contracts" shall mean only those Contracts listed on Schedule 1.6, as such schedule may be updated through the Closing Date to include Contracts entered into in the ordinary course of business and subject to review and approval of Purchaser.

      1.7 "Assumed Liabilities" shall have the meaning set forth in Section 2.4(a) hereof.

      1.8 "Business" shall have the meaning set forth in Recital A.

      1.9 "Business Financial Statements" shall have the meaning set forth in
Section 4.7 hereof.

      1.10 "Business Records" shall mean any and all books, records, files, drawings, documentation, data or information that have been or now are used in or with respect to, in connection with or otherwise relating to the Assets or the Assumed Liabilities, excluding Sellers' corporate minute books, tax returns and other tax records.

      1.11 "Business System" shall mean the proprietary methods, information, technology and know-how used in the Business conducted by Superfly and Treefrog and described on Schedule 1.11.

      1.12 "Closing" shall have the meaning set forth in Section 3.1 hereof.

      1.13 "Closing Date" shall have the meaning set forth in Section 3.1 hereof.

      1.14 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      1.15 "Confidentiality Agreement" shall mean the mutual confidentiality agreement, dated January 30, 2006, by and between Purchaser and Sellers.

      1.16 "Contracts" has the meaning given it in Section 4.10(a).

      1.17 "Employee Plan" means any program, policy, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, termination pay,

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deferred compensation, performance awards, fringe benefit, cafeteria benefit, dependent care, including without limitation each "employee benefit plan" within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to, or required to be contributed to by any Seller.

      1.18 "Employment Liability" means any claim, debt, liability, commitment and obligation, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however, including all costs and expenses relating thereto, arising under any law, rule, regulation, permit, action or proceeding before any Governmental Entity, order or consent decree or any award of any kind, any Employee Plan, any liability which may be imposed upon Purchaser under COBRA or otherwise relating to an Employee or Employee's employment.

      1.19 "Encumbrances" shall mean any and all restrictions on or conditions to transfer or assignment, claims, liabilities, liens, pledges, mortgages, restrictions, and encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Assets.

      1.20 "Environmental Laws" shall mean any and all applicable civil, criminal, and administrative laws (including common law), statutes, codes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, approvals, authorizations, and other requirements, directives, consents and obligations lawfully imposed by any Governmental Entity pertaining to the protection of the environment, protection of ecology, protection of public health, protection of worker health and safety, and/or the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the Handling of Hazardous Materials, and regulations, guidelines, and policies promulgated under any of the foregoing, all as amended from time to time.

      1.21 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      1.22 "ERISA Affiliate" means any trade or business (whether or not incorporated) which is or, at any relevant time, was treated as a single employer with any Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

      1.23 "Excluded Assets" shall mean the assets of Sellers as of the Closing set forth in Schedule 2.3.

      1.24 "Excluded Liabilities" shall have the meaning set forth in Section
2.5 hereof.

      1.25 "Facility" shall mean any facility or real property, including without limitation any improvement, equipment, structure, building, or fixture, that is or was owned, used, operated, occupied, controlled, or rented, by any Seller in connection with the Business.

      1.26 "Governmental Approvals" means any and all permits, licenses, consents, rights, exemptions, concessions, authorizations, certificates, orders, franchises, determinations or approvals of any Governmental Entity relating to the Business, the Assets or the Assumed Liabilities.

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      1.27 "Governmental Entity" shall mean any court, or any federal, state, municipal, provincial or other governmental authority, department, commission, board, service, agency, political subdivision or other instrumentality.

      1.28 "Handling" or "Handled" shall mean used, generated, manufactured, processed, contained, transferred, recycled, stored, treated, loaded, transported, removed or released.

      1.29 "Hazardous Materials" shall mean any substance, waste, material, chemical, compound or mixture which is defined, listed, designated, described or characterized under Environmental Laws or under any rules, guidances, policies, or regulations promulgated thereunder, as hazardous, toxic, a contaminant, a pollutant or words of similar import, and includes without limitation any asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction or distillate thereof), natural gas, natural gas liquids, and liquefied natural gas.

      1.30 "Intangibles" shall mean all customer lists, supply lists, importation lists, distribution lists, brokers and agent lists, guarantees, rights, warranties, defenses and claims, choses in action, causes of action, demands, rights of recovery, suits, covenants not to compete and other rights in favor of Sellers relating to the Assets, the Assumed Liabilities or the Business.

      1.31 "Intellectual Property" shall have the meaning set forth in Section
4.12 hereof.

      1.32 "Knowledge" or "Known" shall mean the current actual knowledge or awareness, after reasonable inquiry, of any of the officers or directors of a Person.

      1.33 "Laws and Decrees" shall mean all applicable federal, state, provincial and local laws, ordinances, rules, statutes, regulations and all orders, writs, injunctions, awards, judgments or decrees.

      1.34 "Liability" shall mean any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated.

      1.35 "Losses" shall mean any loss, demand, action, cause of action, assessment, damage, cost or expense, including without limitation, interest, penalties and reasonable attorneys' and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement thereof, but excluding special or consequential damages (including without limitation loss of profits or revenues) related to any such loss, demand, action, cause of action, assessment, damage, liability, cost or expense, other than special or consequential damages actually awarded to a third party and paid or payable to such third party by a party hereto.

      1.36 "Material Adverse Change" shall mean any material adverse change in the Assets or Assumed Liabilities that has resulted in or is reasonably likely to result in a Material Adverse Effect.

      1.37 "Material Adverse Effect" shall mean with respect to the Business or the Assets any significant and substantial adverse effect or change in the Business or the Assets, including the operations, properties, financial condition, or results of operations of the Business, taken as a

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whole, or on the condition, marketability, usability or title of the Assets, taken as a whole, or on the ability of Sellers or Purchaser, as the case may be, to consummate the transactions contemplated hereby.

      1.38 "Permits" shall mean any and all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating solely to the Business, the Assets or the Assumed Liabilities.

      1.39 "Permitted Encumbrances" shall mean (a) liens for current taxes which are not past due, (b) easements, covenants, rights-of-way or other similar restrictions and imperfections of title, and (c) restrictions on or conditions to transfer or assignment of the Assumed Contracts disclosed on Schedule 4.5(c).

      1.40 "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

      1.41 "Prepaid Expenses" shall mean all prepaid expenses, advances, deposits, and rights to volume and other rebates due from suppliers, as well as performance bonds, including those listed on Schedule 1.41.

      1.42 "Proceeding" means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or any arbitrator or arbitration panel.

      1.43 "Prospective New Purchaser Employees" shall have the meaning set forth in Section 9.1 hereof.

      1.44 "Purchaser Indemnifiable Losses" shall have the meaning set forth in
Section 11.3(a) hereof.

      1.45 "Related Party" means (a) each individual who is an officer or director of a Seller; (b) any nominee for election as a director of a Seller;
(c) any security holder who is known, or any "group" or member of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) which is known, to any Seller to own of record or beneficially more than 5% of any class of a Seller's voting securities; and (d) any member of the immediate family of any of the individuals referred to in clauses (a) through (c) above.

      1.46 "Seller Indemnifiable Losses" shall have the meaning set forth in
Section 11.4(a) hereof.

      1.47 "Seller Accounting Principles" shall mean accounting principles that reflect the financial transactions of the Sellers for the applicable periods applied on a basis consistent with Sellers' past accounting practices.

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      1.48 "Tangible Assets" shall mean all tangible assets, equipment and other fixed assets, including all computer hardware, service tools, aids, manuals, schematics, diagnostics, machinery and office furnishings, owned, or held for use in the conduct of the Business, including the Tangible Assets listed on
Schedule 1.48.

      1.49 "Taxes" shall mean any federal, provincial, territorial, local, or foreign income, profits, gross receipts, capital gains taxes, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, business license, occupation, value added, goods and service, alternative or add-on minimum, estimated, or other tax or governmental charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, assessed with respect to the Assets or the Business.

      1.50 "Tax Return" means a declaration, statement, report, return or other document or information required to be filed or supplied to a Governmental Entity with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that include Seller.

      1.51 "Transaction" shall have the meaning set forth in Recital B.

      1.52 "Transaction Documents" means this Agreement together with all other documents required to be executed and delivered by the Parties as contemplated hereunder, including without limitation the Ancillary Agreements, all of which are listed on Schedule 1.52.

                                   ARTICLE II

                          PURCHASE AND SALE OF ASSETS;
                            ASSUMPTION OF LIABILITIES

      2.1 Purchase and Sale of Assets and Assumption of Assumed Liabilities.

            (a) Upon the terms and subject to the conditions set forth in this Agreement, effective as of the Closing Date:

                  (i) Sellers agree to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Sellers, all of Sellers' right, title and interest in and to the Assets, free and clear of all Encumbrances except Permitted Encumbrances;

                  (ii) Sellers agree to assign to Purchaser, and Purchaser agrees to assume from Sellers, the Assumed Liabilities; and

                  (iii) Sellers agree to assign to Purchaser, and Purchaser shall assume from Sellers, all of Sellers' rights and obligations under the Assumed Contracts, subject to the obtaining of all necessary consents by the other parties thereto.

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            (b) In connection with the Transaction, on the Closing Date, Sellers shall take any and all actions that may be required, or as reasonably requested by Purchaser, to transfer good and valid title to all of the Assets free and clear of all Encumbrances (except Permitted Encumbrances) to Purchaser. Sellers shall deliver possession of all of the Assets to Purchaser on the Closing Date in the manner that is customary under the circumstances, and Sellers shall further deliver to Purchaser proper assignments, bills of sale, conveyances and other instruments of sale and/or transfer in forms reasonably satisfactory to Purchaser in order to convey to Purchaser all Assets, free and clear of all Encumbrances (except Permitted Encumbrances), as well as such other instruments of sale and/or transfer as counsel to Purchaser may reasonably request (whether at or after the Closing Date) to evidence and effect the Transaction contemplated herein.

      2.2 Assets. As used in this Agreement, the term "Assets" means, collectively, all right, title and interest in and to all of the assets, properties, rights and claims owned or held for use in the conduct of the Business by Sellers as the same shall exist on the Closing Date, including the following, but excluding the Excluded Assets:

            (a) Assumed Contracts. All rights and benefits of Sellers in existence on the Closing Date or arising from and after the Closing Date under the Assumed Contracts;

            (b) Intellectual Property. All Intellectual Property owned or held for use by Sellers in the Business, including without limitation the Business System;

            (c) Tangible Assets. All Tangible Assets;

            (d) Business Records. All Business Records;

            (e) Prepaid Expenses. All Prepaid Expenses.

            (f) Permits. All Permits to the extent transferable by Seller;

            (g) Accounts Receivable. All Accounts Receivable;

            (h) Intangibles. All Intangibles;

            (i) Telephone and Fax Numbers; Websites. The telephone and fax numbers and websites set forth on Schedule 2.2(i).

      2.3 Excluded Assets. Notwithstanding anything herein to the contrary, Sellers shall retain all of their respective right, title and interest in and to, and Purchaser shall not acquire any interest in, the assets identified on
Schedule 2.3 (the "Excluded Assets").

      2.4 Assumption of Liabilities.

            (a) Subject to and upon the terms and conditions of this Agreement, effective as of the Closing Date, Purchaser agrees to assume from Sellers and to thereafter pay, perform and/or otherwise discharge in a timely manner certain of the debts, obligations, contracts and

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liabilities of Seller existing or incurred prior to the Closing or arising out of transactions or events occurring prior to Closing and certain debts, obligations, contracts and liabilities relating to the Business and the Assets, of any kind, character or description whether known or unknown, accrued, absolute, contingent or otherwise, except for the Excluded Liabilities of Seller (the "Assumed Liabilities"), including the following:

                  (i) All Liabilities relating to any products sold or services rendered by Purchaser after the Closing, including without limitation warranty obligations and product liability claims;

                  (ii) All Liabilities of Sellers arising under the express terms of the Assumed Contracts (other than any Assumed Contract for which a consent for the effective assignment and assumption by Purchaser of such Assumed Contract is required but not obtained) after the Closing Date, other than any Liabilities that arise from or relate to any breach by Sellers of any provision of any such Assumed Contracts; and

                  (iii) all Accounts Payable.

            (b) Nothing herein shall be deemed to deprive Purchaser or any Affiliate of Purchaser, as applicable, of any defenses, set-offs or counterclaims which any Seller may have had or which Purchaser, or any Affiliate of Purchaser, as applicable, shall have (to the extent relating to the Assumed Liabilities) to any of the Assumed Liabilities (the "Defenses and Claims"). Effective as of the Closing, Sellers agree to assign, transfer and convey to Purchaser all Defenses and Claims and agrees to cooperate with Purchaser to maintain, secure, perfect and enforce such Defenses and Claims.

      2.5 Liabilities Not Assumed. Purchaser shall not assume or become liable or obligated in any way, and Sellers shall retain and remain solely liable for and obligated to discharge and indemnify and hold Purchaser harmless for all liabilities not assumed by Purchaser pursuant to Section 2.4, including, without limitation, the Liabilities identified on Schedule 2.5 (collectively referred to herein as "Excluded Liabilities").

      2.6 Payment of Purchase Price.

            (a) Subject to the terms and conditions of this Agreement, and in consideration for the Assets and in full payment therefor: (i) Purchaser shall assume the Assumed Liabilities as provided in Section 2.4; and (ii) Purchaser shall pay or cause to be paid to Seller, in accordance with Section 2.6(b), an amount in cash equal to Eighteen Million Dollars ($18,000,000) (with the items referred to in clauses (i) and (ii) being referred to collectively as the "Purchase Price"). Notwithstanding the foregoing, if the remainder of Accounts Receivable less Accounts Payable is less than $363,000, the Purchase Price shall be reduced by an amount equal to the difference between $363,000 and such remainder.

            (b) At the Closing:

                  (i) Purchaser shall pay to the Sellers, Fifteen Million Three Hundred Thousand Dollars ($15,300,000.00), in immediately available federal funds by wire transfer to an

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account designated by Scott in writing at least five (5) days prior to the
Closing (the "Closing Consideration"), or if no such written designation is provided, by certified check payable to Scott.

                  (ii) Purchaser shall deposit or cause to be deposited with the Escrow Agent (as defined in Section 11.1) Two Million Seven Hundred Thousand Dollars ($2,700,000.00) (the "Escrow Amount") pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit A (the "Escrow Agreement"). The Escrow Amount shall be held in escrow commencing on the Closing Date for purposes of securing certain indemnification obligations in accordance with
Article XI. The Escrow Amount shall be released by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Sellers hereby appoint Scott to act as the Sellers' Representative for all purposes as set forth in the Escrow Agreement.

      2.7 Allocation. The Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code and as mutually agreed among Purchaser and Sellers (the "Allocation Schedule"). If Sellers and Purchaser are able to agree upon the Allocation Schedule within thirty (30) days after the Closing Date, Sellers and Purchaser shall each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) Internal Revenue Service Forms 8594 (and all federal, state, local and foreign tax returns and forms), including any required amendment thereto, which shall reflect the allocations set forth in the Allocation Schedule. If Sellers and Purchaser are unable to complete the Allocation Schedule within thirty (30) days after the Closing Date, each Seller and Purchaser may file IRS Form 8594 (and all federal, state, local and foreign tax returns and forms), including any required amendment thereto, allocating the aggregate consideration (including the Assumed Liabilities) among the Assets in the manner each believes appropriate, provided such allocation is reasonable and in accordance with
Section 1060 of the Code. The Sellers and Purchaser hereby agree to allocate $100,000 of the Purchase Price to the Sellers' and Scott's noncompete and nonsolicitation obligations pursuant to Section 6.7 hereof.

      2.8 Assignment of Sellers' Contracts. Nothing in this Agreement shall be deemed to constitute an assignment or an attempt to assign any Asset, contract, claim, right or other agreement to which any Seller is a party if the attempted assignment thereof without the consent of the other party to such Asset, contract, claim, right or other agreement would constitute a breach or other contravention thereof or affect in any way adversely the rights of such Seller thereunder. If after any Seller has used its best efforts to obtain the consent of any such other party to such Asset, contract, claim, right or other agreement, such consent shall not be obtained at or prior to the Closing, or an attempted assignment thereof at the Closing would be ineffective and would affect adversely the rights of Seller thereunder, such Seller will cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits under any such Asset, contract, claim, right or other agreement, including the enforcement, at the cost and for the benefit of Purchaser, of any and all rights of such Seller against such other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. Nothing in this Section 2.8 shall be deemed a waiver by Purchaser of its rights to have received on or before the Closing an effective assignment of all of the Assets nor shall this Section 2.8 be deemed to constitute an agreement to exclude from the Assets any assets described under Section 2.2.

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      2.9 Taxes. Any transfer, gains, sales, bulk sales, purchase, use or similar conveyance taxes incurred, if any, in connection with the transactions contemplated by this Agreement and any deficiency, interest or penalty asserted with respect thereto shall be the responsibility of, and paid promptly by, Purchaser.

                                  ARTICLE III

                                  THE CLOSING

      3.1 The Closing. The consummation of the purchase and sale of the Business and Assets will take place at a closing to be held at the offices of DLA Piper Rudnick Gray Cary US LLP, 701 Fifth Avenue, Suite 7000, Seattle, Washington (the "Closing") on April 3, 2006, or at such other time or date as may be agreed to by the parties to this Agreement (the "Closing Date").

      3.2 Documents to be Delivered by Sellers and Scott to Purchaser. At the Closing, Sellers and Scott will deliver to Purchaser:

            (a) A general instrument of sale, conveyance, assignment, transfer and delivery of the Assets in substantially the form of Exhibit B hereto;

            (b) Such quitclaim deeds, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Purchaser all right, title and interest in, to and under the Assets;

            (c) The Ancillary Agreements to which each Seller and/or Scott is or will be a party, executed by such Seller and/or Scott, as applicable;

            (d) All certificates, instruments and documents required of Sellers and Scott pursuant to Article IX hereof;

            (e) Detailed instructions for implementing the Business System; and

            (f) Such other certificates, instruments and documents as may be reasonably requested by Purchaser that are necessary, appropriate or desirable for the consummation at the Closing of the Transaction.

      3.3 Documents to be Delivered by Purchaser to Sellers. At the Closing, Purchaser will deliver to Sellers:

            (a) Confirmation of transfer of immediately available federal funds to such account(s) at such bank(s) as Sellers shall direct, in the aggregate amount of Fifteen Million Three Hundred Thousand Dollars ($15,300,000.00), or if no wire transfer instructions are given at least five (5) days prior to Closing a certified check in such amount payable to Scott;

            (b) The Ancillary Agreements to which Purchaser is or will be party, executed by Purchaser;

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

            (c) An instrument of assumption of the Assumed Liabilities and Assumed Contracts in substantially the form of Exhibit C hereto;

            (d) All certificates, instruments and documents required of Purchaser pursuant to Article IX hereof; and

            (e) Such other certificates, instruments and documents as may be reasonably requested by Seller that are necessary, appropriate or desirable for the consummation at the Closing of the Transaction.

      3.4 Purchaser's Deliveries to Escrow Agent at Closing. At the
Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the Escrow Amount.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF SELLERS AND SCOTT

      Each Seller and Scott hereby, jointly and severally, represents and warrants to Purchaser that, except as set forth in the Sellers' disclosure schedules attached hereto as Schedule IV or in any updates to such disclosure schedules delivered to Purchaser by Sellers or Scott on or before March 28, 2006 (in each case which indicates the specific subsection of this Article IV to which each disclosure or exception is made, and which disclosures and exceptions shall be deemed to be representations and warranties as if made hereunder) (the "Sellers' Disclosure Schedule"), and except for events occurring after March 28, 2006 in the ordinary course of the Business and consistent with Sellers' and Scott's past practices, the following statements are true, accurate and complete as of the date of this Agreement (provided that those representations and warranties which address matters only as of a particular date shall be true and correct as of such date):

      4.1 Organization and Standing.

            (a) Hello Metro is a corporation duly organized, validly existing and in good standing under the laws of the state of Indiana. Superfly is a corporation duly organized, validly existing and in good standing under the laws of the state of Indiana. Treefrog is a corporation duly organized, validly existing and in good standing under the laws of the state of Indiana.

            (b) Each Seller has all requisite corporate power and authority to own, lease and operate its properties and conduct the Business as now being conducted. Each Seller is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the property it owns, leases or operates requires it to qualify to do business as a foreign corporation except where the failure to so qualify would not have a Material Adverse Effect.

            (c) None of Sellers has (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property, or (v) generally

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committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

      4.2 Authority; Validity; Enforceability. Each Seller has the requisite power and authority to execute and deliver the Transaction Documents, as applicable, and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of each Seller, and no other proceedings on the part of such Seller or its board of directors or stockholders is necessary to authorize the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by or on behalf of each Seller, and when executed and delivered, the Transaction Documents will be valid and legally binding obligations of each Seller, enforceable against each such Seller in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

      4.3 Title; Sufficiency of Acquired Assets.

            (a) Sellers collectively have good and valid title to the Assets and Sellers collectively are the true and lawful owner of the Assets, free and clear of any and all Encumbrances of any kind other than the Permitted Encumbrances, and Sellers collectively have the full right to sell and transfer to Purchaser good and valid title to the Assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances. No subsidiary or Affiliate of any Seller has any right, title or interest in any of the Assets. The delivery to Purchaser of the instruments of transfer of ownership contemplated by this Agreement will vest good and valid title to the Assets in Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances. Schedule 1.48 sets forth a complete and accurate list of the Tangible Assets owned by Sellers and used in the Business (other than the Excluded Assets), which description identifies, to the extent available, original acquisition date and cost of such items.

            (b) The Business is conducted solely through Sellers. The Assets collectively constitute all of the properties, rights, interests and other tangible and intangible assets now used in and necessary to enable Purchaser to conduct the Business in the manner in which the Business has been conducted by Sellers.

            (c) No Seller is a party to any outstanding contracts or other arrangements giving any Person any present or future right to require any Seller to transfer to any Person any ownership or possessory interest in, or to grant any lien on, any of the Assets, other than pursuant to this Agreement.

            (d) All of the Tangible Assets are structurally sound, free of material defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put to use by the respective Seller.

      4.4 Business System.

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

            (a) The Business System is accurately described on Schedule 1.11.

            (b) The Business System is comprised of confidential, proprietary, trade secret information of Sellers, and Sellers have used commercially reasonable efforts to preserve the confidentiality of the Business System. The Business System has not been disclosed to any third party except pursuant to a confidentiality or non-disclosure agreement described on Schedule 4.4. All such confidentiality or non-disclosure agreements are in full force and effect, and to Sellers' Knowledge no third party has breached any such confidentiality or non-disclosure agreement.

            (c) The income reflected in the financial statements of Superfly and Treefrog has been generated solely by the Business System. The Business System is fully transferable and capable of being implemented by Purchaser in the same manner and, except for differences due to (i) changes in market conditions, (ii) actions or omissions of third parties who are not subject to the direction or control of the Sellers, or (iii) failure of the Purchaser after Closing to follow the instructions provided pursuant to Section 3.2(e) (collectively, "External Forces"), with substantially the same results as implemented previously by Superfly and Treefrog without any special personnel, consulting or training other than the instructions to be delivered at Closing pursuant to
Section 3.2(e). The instructions that will be provided by Sellers and Scott to Purchaser at Closing pursuant to Section 3.2(e) will describe in reasonable detail the steps necessary or desirable to enable Purchaser to implement the Business System in the same manner and, except for differences due to External Forces, with substantially the same results as implemented previously by Superfly and Treefrog. To Sellers' Knowledge, no facts or circumstances exist that would prevent or inhibit the implementation at Closing by Purchaser of the Business System in the same manner as implemented previously by Superfly and Treefrog.

      4.5 No Conflicts.

            (a) None of each Seller's ownership and use of the Assets, nor the conduct of Business relating to the Assets, prior to the Closing Date (i) to Sellers' Knowledge conflicts with any material rights of any other Person, or
(ii) violates, conflicts with or will result in a default, right to accelerate or loss of rights under, any term or provision of any Encumbrance, mortgage, deed of trust, lease, license, agreement, contract, Laws and Decrees to which any Seller is a party or by which it or its properties may be bound or affected; nor will the giving of notice or passage of time result in any such violation, conflict, default, right or loss of rights.

            (b) Neither the execution and delivery of the Transaction Documents by Sellers, nor compliance by Sellers with the terms and provisions hereof and thereof, including the performance and consummation by Sellers of the transactions contemplated hereby and thereby, will (whether upon failure to give notice or the passage of time or otherwise) result in any conflict with, breach or violation of or default, termination or forfeiture under (i) any term or provision of each Seller's respective charter documents or bylaws, (ii) any Laws and Decrees Known to any Seller to be applicable to such Seller, or (iii) any contract, agreement, lease, license, permit or other instrument to which any Seller is a party or to which any of its assets are subject.

            (c) The execution and delivery of the Transaction Documents by Sellers and the consummation of the transactions contemplated hereby and thereby, do not require Sellers to obtain the consent, approval or action of, or to make any filing with or provide any notice to, any Person or Governmental Entity, except as described on Schedule 4.5(c).

            (d) There is no action, suit, proceeding or investigation pending or, to Sellers' Knowledge, threatened against any Seller that questions the validity of any of the Transaction Documents or the right of any Seller to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

      4.6 No Other Liabilities. Except for the Assumed Liabilities, there is no Seller debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, whether due or to become due and whether or not the amount thereof is readily ascertainable, that will become a liability or obligation of Purchaser following the Closing, except those arising under agreements or other commitments to be expressly assumed by Purchaser at the Closing. Schedule 4.6 specifies the names of all creditors, equity holders and claimants to whom each Seller is indebted, including, but not limited to, trade debt and debt owed to customers, landlords, capital or equipment lessors, suppliers, employees, stockholders, taxing authorities, or other third party creditors, and the approximate amount owed to each such creditor and claimant, as of the Closing Date.

      4.7 Financial Statements. Sellers have delivered to Purchaser copies of
(i) Hello Metro's and Superfly's unaudited balance sheets pertaining to the Business as of the year ended December 31, 2004, and (ii) Sellers' unaudited balance sheets pertaining to the Business as of the year ended December 31, 2005 and as of the month ended January 31, 2006, and the related unaudited statements of operations pertaining to the Business for such periods (collectively, the "Business Financial Statements"). The Business Financial Statements have been prepared in accordance with Sellers' Accounting Principles, and present fairly, in all material respects, the financial position of the Business as of their respective dates and the results of operations and changes in financial position of the Business for the periods indicated.

      4.8 Absence of Certain Changes or Events. Since the date of the Business Financial Statements, Sellers have conducted the Business in the ordinary and usual course consistent with past practices and, without limiting the generality of the foregoing, have not:

            (a) suffered any Material Adverse Change in the Assets or the Intellectual Property;

            (b) suffered any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Change in the Assets or the Intellectual Property;

            (c) effected any acquisition, sale or transfer of any material asset of Seller or any of its subsidiaries other than in the ordinary course of business and consistent with past practice;

            (d) granted any exclusive license with respect to the Intellectual Property; or

            (e) agreed to take any action described in this Section 4.8 or outside of its ordinary course of business or which would constitute a breach of any of the representations or warranties of Sellers contained in this Agreement.

      4.9 Governmental Consents; Legal Compliance. Schedule 4.9 provides an accurate and complete list of all Governmental Approvals, pursuant to which any Seller enjoys any right or benefit or undertakes any obligation related to the Business, the Assets or the Assumed Liabilities, and includes any and all Governmental Approvals that are now used in and necessary to enable Purchaser to conduct the Business in the manner in which the Business has been conducted by Sellers. Other than the Governmental Approvals listed on Schedule 4.9, no consent, approval or authorization of, or designation, declaration or filing with any Governmental Entity on the part of any Seller is required in connection with the execution or delivery by Sellers of this Agreement, the Transaction Documents or the consummation by Sellers of the transactions contemplated by any of the foregoing, including without limitation Purchaser's assumption of the Assumed Contracts and Sellers' assignment and transfer of the Assets. Sellers have all licenses and permits and other Governmental Approvals required for Sellers' operation of the Assets and the Business as currently conducted by the Sellers, and such licenses and permits held by Sellers are valid and in full force and effect. Sellers have complied with all applicable Laws and Decrees with respect to or affecting the Business, the Assets, or the Assumed Liabilities, except for such failure to comply as which would not result in a Material Adverse Effect. Sellers are not subject to any order, writ, award, judgment, injunction or other decree issued by any Governmental Entity which could impair the ability of Sellers to consummate the transactions contemplated herein or which could adversely affect Purchaser's conduct of the Business or its use and enjoyment of the Assets, the Assumed Contracts or the Intellectual Property from and afer the Closing Date.

      4.10 Contracts.

            (a) All agreements, contracts, commitments, licenses, claims and rights (including refunds), contract rights, franchise rights and agreements, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, leases, arrangements and understandings of Sellers, whether written or oral, by which any Seller is bound, including any agreements by which any Seller is obligated to provide service or support services, which are necessary to enable Purchaser to conduct the Business in the manner in which the Business has been conducted by Sellers and are material to the Business, the Assets or the Assumed Liabilities, are listed on Schedule 4.10(a) (the "Contracts"). Except for the Contracts, no Seller is a party to or otherwise bound by the terms of any material contract, agreement or obligation, written or oral, affecting the Business, the Assets or the Assumed Liabilities. Complete and correct copies or originals of all written Contracts, together with all exhibits, attachments, schedules and amendments thereto, and summaries of all oral Contracts, have been provided to Purchaser.

            (b) Each Contract is a valid and legally binding obligation of one or more of the Sellers, as their interest appears, and to Sellers' Knowledge the other parties thereto, enforceable against each such Seller and to Sellers' Knowledge the other parties thereto, in accordance with its respective terms. No Seller has, nor to Sellers' Knowledge any other party to any Contract has, performed any act or omitted to perform any act which act or omission, with the giving of notice or passage of time or otherwise, will become a default under any Contract, and there are no existing disputes or claims of default relating to any Assumed Contract, or any facts or conditions Known to such Seller which, if continued, will result in a default or claim of default thereunder, which default could reasonably be expected to have a Material Adverse Effect. No party to any Contract has threatened or given prior written notice of its intention to cancel or withdraw such Contract.

            (c) Except as set forth on Schedule 4.10(c), no Seller has received any advanced, prepaid or other payment from or on behalf of any of its customers under or with respect to any Assumed Contract which represent payments made before an equivalent amount of work or passage of time or similar action or event has occurred, and there are no credits owed to customers because of any Seller's failure to perform as required by such Assumed Contract. Except as set forth in the Assumed Contracts, no Seller has any written or oral agreements to provide any warranty relating to any Product or service or to provide any material change in functionality or other alterations in the performance of any Product or to provide new products, technology or services.

            (d) Purchaser has been furnished with complete and correct copies of the standard terms and conditions of Sellers' services (containing applicable guaranty, warranty and indemnity provisions, if any). Except as required by applicable Laws and Decrees, no product sold, or delivered by, or service rendered by or on behalf of, any Seller is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions. No Seller has received any notice or has any reason to believe that any product sold or delivered by, or service rendered by or on behalf of, any Seller is subject to any guaranty, warranty or other indemnity claim or liability beyond that which is in the ordinary course of business and consistent with past practices.

            (e) Except as set forth on Schedule 4.10(e), no Seller is a party or subject to any Contract:

                  (i) that calls for any fixed or contingent payment or expenditure or any related series of fixed or contingent payments or expenditures by or to any Seller totaling more than $25,000 in the twelve-month period prior to or following the Closing Date;

                  (ii) with agents, advisors, managers, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it without liability, penalty or premium on no more than thirty (30) days' notice;

                  (iii) that explicitly restricts any Seller from carrying on anywhere in the world its business or any portion thereof as currently conducted or from carrying on business of any other sort anywhere in the world or not to solicit business from any entity or class of entities;

                  (iv) to provide funds to or to make any investment in any Person other than a Seller (in the form of a loan, capital contribution or otherwise);

                  (v) with respect to any Seller's obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person other than a Seller;

                  (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

                  (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any Product;

                  (viii) with any customers that grant such customers a refund right (other than as a remedy for a breach of warranty) on the installation of any Product, and that the refund period with respect to any such installations has not passed, lapsed, expired or terminated;

                  (ix) with any customers for services that were on a fixed bid basis and have not been completed (a list and description of any incomplete or outstanding arrangements is set forth on such schedule);

                  (x) with any customers whose agreement with any Seller contains a "most favored" customer clause;

                  (xi) to Sellers' Knowledge, with any customers who have filed for bankruptcy;

                  (xii) with any Governmental Entity or involving the provision of products or services to a Governmental Entity;

                  (xiii) that requires either party to the Contract to place such Seller's source code in escrow pursuant to such Contract;

                  (xiv) that grants any rights with respect to the Assets on an exclusive basis;

                  (xv) that obligates any Seller to provide any services at no cost or substantially discounted cost to any customer (and if any Seller has such an obligation, Schedule 4.10(e) shall list the amount of services yet to be performed thereunder); or

                  (xvi) that is otherwise material to the Business as currently being conducted, or as currently proposed to be conducted and that is not otherwise listed in Schedule 4.10(a).

            (f) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to Sellers under any Assumed Contract or any other term or provision of any such Assumed Contract.

      4.11 Absence of Litigation, Orders, Judgments. There is no Proceeding, in law or in equity, pending or to Sellers' Knowledge threatened (i) against or relating to any Seller in connection with the Business, Assets or the Assumed Liabilities or against, relating to or that challenge the validity or propriety of the transactions contemplated by this Agreement or by any of the Transaction Documents; (ii) involving any Seller or any of their services; or (iii) challenging Sellers' right to use, sell, or export any products owned or licensed by any of Sellers' vendors. There are no outstanding orders, writs, injunctions, decrees, judgments, awards, determinations or directions, which involve transactions of or otherwise relate to the Business, Assets or Assumed Liabilities, of any court or arbitrator or under any outstanding order, regulation or demand of any federal, state, municipal or other governmental instrumentality, domestic or foreign.

      4.12 Intellectual Property Rights.

            (a) For purposes of this Agreement, "Intellectual Property" means:

                  (i) all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions (collectively, "Copyrights");

                  (ii) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names and all goodwill associated therewith (collectively, "Trademarks") and domain name registrations;

                  (iii) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, Software, processes, brand names, inventions, trade secrets, websites (including sub-pages), URLs and other related intellectual property and know-how;

                  (iv) the Business System; and

                  (v) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

            (b) Sellers collectively own all right, title and interest in, and have legally enforceable rights to use and exploit in connection with the Business all Intellectual Property they are transferring to Purchaser hereunder, free and clear of all Encumbrances except Permitted Encumbrances. No Person other than Sellers has any right, claim or interest in or with respect to any such Intellectual Property. There is no unauthorized use, disclosure or misappropriation of the Intellectual Property by any Seller, director, officer or employee of any Seller or, to each Seller's Knowledge, by any former employee or consultant of each respective Seller or any other third party. Except for any payments expressly required by the terms of the Contracts, there are no royalties, fees or other payments payable by any Seller to any third party under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of the Intellectual Property. Immediately after the Closing, subject only to the receipt of the consents described on Schedule 4.5(c) with respect to the Contracts referenced in such Schedule, Purchaser will own all of the Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances.

            (c) Schedule 4.12(c) lists all Intellectual Property used in the Business or reasonably necessary to conduct the Business as presently conducted (except "off the shelf" or other Software widely available through regular commercial distribution channels), including:

                  (i) all Patents, Trademarks, and registered Copyrights, including the jurisdictions in which each such Patent, Trademark or registered Copyright has been issued, granted, certified, or registered or in which any such application for such issuance, grant, certificate, or registration has been filed and the applicable Product to which it applies;

                  (ii) the following agreements relating to Intellectual
Property: all (A) licenses, sublicenses, development agreements, manufacturing agreements, distribution agreements, agency agreements, commission agreements, options, rights (including marketing rights), and other agreements to which any Seller is a party and pursuant to which any third party is authorized to make, have made, sell, offer to sell, import, copy, make derivative works, distribute copies, perform works publicly, display works publicly, disclose trade secrets related to the Business, develop, reproduce, market, solicit orders for, sell, import, lease, otherwise dispose of or exploit any products or services of the Business; (B) any exclusive licenses or exclusive rights of Intellectual Property to or from any Seller; (C) agreements pursuant to which the amounts actually paid or payable under firm commitments to any Seller are $25,000 or more; (D) joint development agreements; (E) any agreement by which any Seller grants any ownership right to any Intellectual Property; (F) any order relating to Intellectual Property; (G) any option relating to any Intellectual Property;
(H) agreements with Governmental Entities, universities, research institutions or other third parties pursuant to which Sellers have obtained or provided funding for research and development activities; (I) agreements pursuant to which any party is or may be granted any rights to access source code or to use source code in connection with the Business; (J) Intellectual Property that is jointly owned by any Seller (or both Sellers jointly) and any third party and any agreement regarding ownership, licensing, or enforcement of rights under such jointly-owned Intellectual Property; and (K) agreements, memberships, or registrations to which any Seller is a party, member, lobbyist, or advocate related to any standard setting body, committee, or organization; and

                  (iii) all licenses, sublicenses and other agreements to which any Seller is a party and pursuant to which such Seller is authorized to use any Intellectual Property owned by any third party, and also lists any such licenses, sublicenses and other agreements which will not assignable to Purchaser in the transactions contemplated herein.

            (d) No Seller is in breach of any license, sublicense or other agreement relating to the Intellectual Property. Subject to the receipt of the consents described on Schedule 4.5(c) with respect to the Contracts referenced in such Schedule only, neither the execution, delivery or performance of this Agreement or any of the Transaction Documents, nor the consummation of the transactions contemplated hereby will contravene, conflict with or result in an infringement on Purchaser's right to own or use any Intellectual Property, including any licenses, sublicenses and other agreements to which any Seller is a party and pursuant to which such Seller is authorized to use in the Business any Intellectual Property owned by any third party.

            (e) To Sellers' Knowledge, Sellers are not infringing, misappropriating or making unlawful use of any Intellectual Property used in the Business owned or used by a third party. Sellers are not infringing, misappropriating or making unlawful use of any proprietary asset other than Intellectual Property used in the Business owned or used by a third party. Sellers have not brought a Proceeding alleging infringement of the Intellectual Property or breach of any license or agreement involving the Intellectual Property against any third party.

            (f) Sellers have taken commercially reasonable and customary measures and precautions as necessary to protect and maintain the value of all material Intellectual Property used in the Business. Except with respect to such Intellectual Property whose value would be unimpaired by public disclosure, (i) Sellers have taken commercially reasonable and customary measures to protect and maintain the confidentiality of all Intellectual Property used in the Business (including, implementing and complying with commercially reasonable and customary internal trade secret and confidentiality policies and procedures and appropriately marking or identifying Intellectual Property as confidential or proprietary), and (ii) except as set forth on Schedule 4.12(f), there has been no disclosure by Sellers, or, to Sellers' Knowledge, by any of its customers, distributors or resellers, of Intellectual Property except pursuant to binding agreements containing confidentiality provisions protecting such Intellectual Property from unauthorized use or further disclosure.

            (g) With respect to the Intellectual Property, (i) no action or suit, equitable or legal, to which any Seller is a party, nor any administrative, arbitration or other proceeding pending or, to each Seller's Knowledge, threatened, nor has any claim, allegation, notice or statement been made, which challenges the legality, validity, enforceability or use by any Seller of such Intellectual Property, and (ii) all maintenance, annuity and other fees have been fully paid and all filings have been properly made, in each case in a timely manner.

            (h) All governmental registrations of Intellectual Property that are owned or controlled by any Seller are valid and subsisting. The operation of the Business as presently conducted and as reasonably contemplated to be conducted does not infringe or conflict with, nor, to each Seller's Knowledge, has it ever infringed or conflicted with, any intellectual property right of any Person. To each Seller's Knowledge (i) no other Person is infringing, misappropriating or making any unlawful use of, and (ii) no intellectual property right of any Person infringes or conflicts with, any Intellectual Property. No Seller has received any notice or other communication (in writing or otherwise) that such Seller (in connection with the Business) or any of the Intellectual Property has infringed upon, misappropriated or made unlawful use of any proprietary asset owned or used by any other Person.

            (i) Subject to the receipt of the consents described on Schedule 4.5(c) with respect to the Contracts referenced in such Schedule only, the execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby will not give rise to any Encumbrance affecting the Intellectual Property or any right of any third party to terminate, impair or alter any of Sellers' rights in and to any Intellectual Property.

      4.13 Privacy Policies and Web Site Terms and Conditions. Each Seller has the full power and authority to transfer all rights such Seller has in all personal information of any Person related to the Business in such Seller's possession and/or control to Purchaser. No claims or controversies have arisen regarding the Sellers' Privacy Statements or the implementation thereof or of any of the foregoing.

      4.14 Employee Matters.

            (a) All current and former officers, directors, employees, consultants and independent contractors to the Sellers involved in the use, development, modification, marketing and servicing of any of the Sellers' Intellectual Property have, or at Closing will have, executed and delivered to one or more of the Sellers an agreement in the form provided to Purchaser or its counsel (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to one or more of the Sellers of any and all intellectual property arising from services performed for such Seller(s) by such persons. No director, officer or employee, or, to Sellers' Knowledge, no consultant, or independent contractor of any Seller is in violation of any term of any employment contract or any other contract, or agreement with any Seller. No current or former officer, director, stockholder, employee, consultant or independent contractor of any Seller has any right, claim or interest in or with respect to any Intellectual Property.

            (b) Schedule 4.14 lists all of the employees that are currently employed by each Seller in or in connection with the Business (the "Specified Employees"), including each Specified Employee's position, salary or wage rate, status and location of employment with each such Seller, and all of Sellers' Employee Plans. Each Seller has made available to Purchaser complete and accurate copies of the plan documents with respect to each of the Employee Plans (including, without limitation, plan amendments currently under consideration, trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications).

            (c) No Seller has, nor any ERISA Affiliate has, in connection with the Business, ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability under any "multiemployer plan" (as defined in Section 3(37) of ERISA) or to any "pension plan" (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code. No Seller has, nor any ERISA Affiliate of any Seller has, in connection with the Business, any actual or potential withdrawal liability for any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan. No Employee Plan of any Seller maintained in connection with the Business promises or provides retiree medical or other retiree welfare benefits to any person other than as required by COBRA. Each Employee Plan of any Seller relating to the Business has at all times been operated and administered in all material respects in accordance with its terms and all applicable Laws and Decrees, including without limitation ERISA and the Code.

            (d) The employment by the Sellers of each of the Specified Employees is "at will," except as may be required to the contrary under applicable law or except for any employment arrangements with Specified Employees with guaranteed terms of employment as identified and described in the Sellers' Disclosure Schedule, if any. No Specified Employee of any Seller is providing his or her services to such Seller under a services agreement or any similar arrangement with any third party or employee leasing organization or professional employer organization. Except as required by law, no Seller has any obligation with respect to any Specified Employee (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any severance or similar type of benefits in connection with the termination of such person's employment or service. In addition, no severance pay, termination fee, penalty, bonus, incentive or other type of payment or benefit will become due to any of the Specified Employees, or other third party, leasing organizations or other service providers to any Seller under any agreement, plan or program, as a result of the consummation of this Agreement or the transactions contemplated hereby, except as set forth in Schedule 4.14. None of the Sellers owes or has accrued any bonuses or vacation pay or retirement benefits to any service providers, Specified Employees, officers or former service providers, former employees or former officers, except as set forth on Schedule 4.14.

            (e) The Sellers have no Knowledge of any impending resignation by or other termination of employment of any Specified Employee, except as contemplated herein.

            (f) Each of the Specified Employees either (i) has provided paperwork and documentation to the employing Seller to support that such employee is a United States citizen or has permanent residence status duly authorized and acknowledged by United States Bureau of Citizenship & Immigration Services, or any such successor agency or Governmental Entity, or (ii) has provided the employing Seller with paperwork and documentation to support the Specified Employee's claim that he or she is present in the United States under a current visa issued in accordance with all of the laws, regulations and requirements of the United States Bureau of Citizenship & Immigration Services, or any such successor agency or Governmental Entity, which visa permits the holder thereof to reside in the United States and be employed by a Seller to perform the work such person is presently performing.

            (g) Each Seller acknowledges that, in accordance with treasury regulation section 54.4980B-9, it will be solely responsible for providing COBRA notices and applicable COBRA coverage for those employees and former employees of such Seller (and any applicable dependents for such employees and former employees) who are or will be "M&A Qualified Beneficiaries" as defined in such regulation as of the Closing.

            (h) Sellers shall have delivered, prior to the Closing Date, conditional notices of termination ("Notice to Specified Employees"), in form reasonably acceptable to Purchaser, to each Specified Employee to whom Purchaser intends to make an offer of employment. Purchaser shall have delivered to Sellers, prior to the Closing Date, written notice of each Specified Employee to whom Purchaser intends to make an offer of employment. As of the

Closing, Prospective New Purchaser Employees shall have had their employment with Sellers terminated and no such Prospective New Purchaser Employee shall be employed by any Seller. Nothing in this Agreement shall confer any rights or remedies on any employee of any Seller, including the Prospective New Purchaser Employees, and no such employee shall be deemed a third party beneficiary to any provision of this Agreement.

      4.15 Environmental and Safety Matters. Each Seller has complied with and is currently in compliance with all Environmental Laws applicable to the operation of the Business, and no Seller has received any written notice, report or information regarding any violations of or any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or corrective, investigatory or remedial obligations arising under Environmental Laws which relate to the Business, the Assets or any properties or Facilities related thereto. No Seller has, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws applicable to the operation of the Business. No environmental lien has attached to any property owned, leased or operated by any Seller relating to the operation of the Business.

      4.16 No Brokers, Finders. No Seller has engaged, nor obligated itself for the payment of any commission, fee or expense of, any broker or finder in connection with the origin, negotiation or execution of this Agreement or any of the transactions contemplated hereby for which Purchaser will be responsible for any commission, fee or expense.

      4.17 Tax Matters. Each Seller has filed all required federal, state and local income tax returns, and all excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns (including returns in respect of withholding and unemployment tax) required to be filed with respect to Sellers relating to the Business and the Assets, and has paid all taxes shown to be due on such returns or otherwise due and payable by it relating to the Business and the Assets, including any interest and penalties thereon. To Sellers' Knowledge there are no pending assessments, asserted deficiencies or claims for additional taxes that affect or pertain to the Business or the Assets that have not been paid by Sellers. There have been no audits or examinations of any tax returns or reports by any applicable governmental agency that pertain to the Business or the Assets. There are no tax liens on any assets of Sellers relating to the operation of the Business. Each Seller has withheld or collected and paid over to the appropriate Governmental Entity or are properly holding for such payment all taxes required by Law to be withheld or collected in connection with the operation of the Business and the Assets.

      4.18 Insurance. Schedule 4.18 contains a true and complete list of all insurance policies and bonds in force that are related to the Business in which any Seller is named as an insured party, or for which any Seller has paid any premiums, and Sellers have made true and complete copies of such policies and bonds available to Purchaser. All such policies or bonds are currently in full force and effect and no Seller has received any notice (written or otherwise) from any such insurer with respect to the cancellation of any such insurance. All premiums due and payable on such policies have been paid. No Seller is a co-insurer of self-insurer under any term of any insurance policy relating to the Business or the Assets. Schedule 4.18 sets out all claims of a material nature made by any Seller under any policy of insurance during the past two (2) years with respect to the Business or the Assets.

      4.19 Compliance with the Foreign Corrupt Practices Act; Export Controls.

            (a) Sellers have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value to (i) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether government owned or nongovernment owned), (ii) any political party or official thereof, (iii) any candidate for political or political party office, or (iv) any other Person while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate or Person affiliated with such customer, political party or official or political office.

            (b) Sellers have at all times been in compliance with all Laws and Decrees relating to export control and trade embargoes. No product related to the Business sold or service provided by Sellers during the last three years has been, directly or, to the Sellers' Knowledge, indirectly, sold to or performed on behalf of any country subject to a U.S. trade embargo or to any resident or national of any such country, or to any person or entity listed on the "Entity List" or "Denied Persons List" maintained by the U.S. Department of Commerce or the list of "Specially Designated Nationals and Blocked Persons" maintained by the U.S. Department of Treasury. No Seller has, in connection with the Business, exported, reexported, or transferred any good, software or technology to any end-user engaged in activities related to weapons of mass destruction, including but not limited to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production or use of missiles or in support of missile projects; and (3) the design, development, production, or use of chemical or biological weapons.

            (c) Sellers have not violated the antiboycott prohibitions contained in 50 U.S.C. section 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

      4.20 Customers. Sellers collectively have sole ownership, free and clear of any Encumbrances, of all proprietary customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories of a material nature relating to its current and former customers of the Business ("Customer Information"). To Sellers' Knowledge, no Person other than Sellers possesses any claims or rights with respect to use of the Customer Information, and Seller is under no restriction regarding the use of Customer Information, except for applicable federal and state laws and regulations, or as set forth on Schedule 4.20. With respect to the Business and the Assets, each Seller is, to its Knowledge, in compliance in all material respects with all federal and state laws and regulations with respect to the collection and use of Customer Information. Schedule 4.20 sets forth the names of all customers of the Business that have ordered goods and services from, or have done business with, Sellers with an aggregate value for each such customer of $10,000 or more during the period from January 1, 2004 through the Closing Date. No Seller has received any notice (written or otherwise) or has Knowledge that any significant customer of a Seller (i) has ceased, or will soon cease, to use the products and services of the Business, (ii) has substantially reduced or will soon substantially reduce, the use of the products, goods or services of the Business, (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of the Business, or (iv) has, and no Seller has any reason to believe any such customer will have, any dispute arising out of or relating to the Business or the Assets, including in each case after the consummation of the transactions contemplated hereby. To each Seller's Knowledge, no customer of the Business has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

      4.21 Related Party Transactions. Except for any interest in the capital stock of any Seller, (i) no Related Party has any direct or indirect interest of any nature in any of the Assets or any assets relating to the Business, and (ii) since January 1, 2004, no Related Party has entered into, or has had any direct or indirect financial interest in, any contract, transactions or business dealing of any nature involving the Business. No Related Party is competing, or has at any time since January 1, 2004, competed, directly or indirectly, with the Business. To each Seller's Knowledge, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against or with respect to the Business.

      4.22 Disclosure. The copies of all instruments, agreements, other documents and written information delivered by or on behalf of any Seller to Purchaser or Purchaser's counsel in connection with this Agreement are complete and correct in all material respects. No representation or warranty or other statement made by Sellers or Scott in this Agreement in connection with the Transaction contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Notwithstanding the foregoing, Purchaser acknowledges that any financial forecasts or projections that have been furnished by the Sellers and Scott to Purchaser (the "Projections") are not to be viewed as fact and actual results will likely differ from the projected results and the differences may be material. Purchaser further acknowledges that the Projections may contain certain forward-looking statements which involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Business to differ materially from those expressed or implied by such forward-looking statements, and that no representation or warranty with respect to the truthfulness or accuracy of the Projections (except as set forth in Section 4.4 above) is intended by this Section 4.22.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Except as otherwise set forth in the Purchaser Disclosure Schedule provided to Sellers, a copy of which is attached as Schedule V, Purchaser represents and warrants to Sellers that:

      5.1 Organization and Standing.

            (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Utah.

            (b) Purchaser has not (i) filed or had filed against it a petition in bankruptcy or a petition to take advantage of any other insolvency act, (ii) admitted in writing its inability to pay its debts generally, (iii) made an assignment for the benefit of creditors, (iv) consented to the appointment of a receiver for itself or any substantial part of its property, or (v) generally committed any act of insolvency (including the failure to pay obligations as they become due) or bankruptcy.

      5.2 Authority; Validity; Enforceability. Purchaser has the requisite power and authority to execute and deliver the Transaction Documents, as applicable, and to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of Purchaser, and no other proceedings on the part of Purchaser is necessary to authorize the Transaction Documents or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the Transaction Documents will be, duly executed and delivered by or on behalf of Purchaser, and the Agreement is, and the Transaction Documents will be, valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

      5.3 No Conflicts.

            (a) Neither the execution and delivery of the Transaction Documents by Purchaser, nor compliance by Purchaser with the terms and provisions hereof and thereof, including the performance and consummation by Purchaser of the transactions contemplated hereby and thereby, will (whether upon failure to give notice or the passage of time or otherwise) result in any conflict with, breach or violation of or default, termination or forfeiture under (i) any term or provision of Purchaser's charter documents or bylaws, (ii) any Law known to any Purchaser to be applicable to Purchaser, or (iii) any contract, agreement, lease, license, permit or other instrument to which Purchaser is a party or to which any of its assets are subject.

            (b) There is no action, suit, proceeding or investigation pending or threatened against Purchaser that questions the validity of any of the Transaction Documents or the right of Purchaser to enter into any of the Transaction Documents or to consummate the transactions contemplated hereby or thereby.

      5.4 Compliance With Other Instruments and Laws. Purchaser is not in violation of (a) any provisions of its charter documents as currently in effect or (b) any applicable Law in any material respect.

      5.5 Litigation. There is no suit, action, proceeding, claim or, to Purchaser's Knowledge, investigation, pending or, to Purchaser's Knowledge, threatened against Purchaser before any Governmental Entity which questions or challenges the validity of this Agreement or any of the Ancillary Agreements to which Purchaser is or will be party, or any of the transactions contemplated herein or therein.

      5.6 Brokers. There is no broker, finder, investment banker or other person whose fees are to be paid by Purchaser, who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee or payment in connection with this Agreement or the transactions contemplated herein as a result of any agreement of, or action taken by, Purchaser.

                                   ARTICLE VI

                              COVENANTS OF SELLERS

      6.1 Conduct of Business. During the period on and from the date of this Agreement through and including the Closing Date, Sellers will conduct the Business in the ordinary course consistent with past practices and will use its commercially reasonable efforts to retain Sellers' employees employed in the Business, protect and preserve the Assets and the Intellectual Property, and maintain and preserve intact Sellers' relationships with their respective consultants, independent contractors, licensors, suppliers, vendors, representatives, distributors and other customers and all others with whom it deals, all in accordance with the ordinary course of business. During the period on and from the date of this Agreement through and including the Closing Date, Sellers will not without the prior written consent of Purchaser:

            (a) mortgage, pledge, subject to a lien, or grant a security interest in, or suffer to exist or otherwise encumber, any of the Assets;

            (b) sell, dispose of or license any of the Assets to any Person;

            (c) fail to maintain the Tangible Assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

            (d) fail to pay and discharge any trade payables relating to the Assets or the Business in accordance with Seller's customary business practices as of the date of execution hereof;

            (e) amend, terminate or waive any rights under any Contract, except in the ordinary course of the Business;

            (f) waive or release any right or claim relating to any Assets, except in the ordinary course of business consistent with past practices;

            (g) fail to comply in any material respect with any Law applicable to the Business;

            (h) take any action to terminate or modify, or permit the lapse or termination of, the present insurance policies and coverages of Seller relating to or applicable to Seller, the Business or the Assets;

            (i) incur, with respect to the Business or the Assets, any Liabilities other than Liabilities incurred in the ordinary course of business consistent with past practices; or

            (j) agree to do any of the things described in the preceding clauses of this Section 6.1.

      6.2 Access to Information. Until the Closing, Sellers will allow Purchaser and its agents reasonable access upon reasonable notice and during normal working hours to the Business Records and Facilities relating to the Assets and the Business; provided, however, that Purchaser and its agents shall not have access to the Business System except as provided herein, until the Closing Date. Until the Closing, Sellers shall cause their respective accountants to cooperate with Purchaser and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all Business Financial Statements prepared or audited by such accountants.

      6.3 Obtaining Necessary Consents to Certain Contracts. Sellers shall use their commercially reasonable efforts (which shall not include payment by Sellers of any fee or other compensation) to obtain any and all consents necessary for the effective assignment to and assumption by Purchaser of the Assumed Contracts, which consents are set forth on Schedule 6.3 hereto. All such consents shall be in writing and executed counterparts thereof shall be delivered promptly to Purchaser. Sellers shall not agree to any modification of any Assumed Contract in the course of obtaining any such consent without Purchaser's prior written consent, if such modification would materially and adversely affect the terms of any such Assumed Contract or Purchaser's ability to conduct the Business as heretofore conducted.

      6.4 Satisfaction of Conditions Precedent. Sellers will use their commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent to the Closing hereunder, and to cause the transactions contemplated herein to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties, which may be necessary or reasonably required on their part.

      6.5 Collection of Accounts Receivable. To the extent any Seller or Scott receives any payment after the Closing from a customer on account of an Account Receivable, such Seller or Scott, as the case may be, shall hold such payment in trust for the benefit of Purchaser, promptly notify Purchaser and remit such funds to Purchaser.

      6.6 Forwarding of Notices, Mail or Other Items. Each Seller shall promptly, after the receipt of such items, forward to Purchaser any notices, mail or other such items related to the Assets or any Contracts related thereto.

      6.7 Covenant Not to Compete/Non-Solicitation.

            (a) For a period of three (3) years from the Closing Date (the "Covenant Period"), each of Scott and the Sellers will not directly or indirectly through any subsidiary or affiliated organization or through any director, officer, agent, employee or other Person, in any capacity, enter into or engage in or own any interest in any business which directly or indirectly competes with the Business. To the fullest extent allowed under applicable law, the restrictions set forth in the preceding sentence shall be effective within all cities, counties and states of the United States, and all other countries in which Sellers have engaged in licensing or sales activities for the Business or otherwise conducted business or selling or licensing efforts for the Business during the one (1) year period preceding the Closing Date. In addition, each of Scott and the Sellers further agrees that at all times during the Covenant Period, it will not, either on its own behalf or for any other person or entity, directly or indirectly (other than for Purchaser and any of its affiliates) solicit, induce or attempt to induce any employee, consultant or contractor of Purchaser or any of its affiliates to terminate his or her employment or his, her or its services with, Purchaser or any of its affiliates or to take employment with another party. Each of the following activities, without limitation, shall be deemed to constitute "engaging in" a business: to engage in, carry on, work with, be employed by, consult for, solicit customers for, have an equity interest in, advise, lend money to, guarantee the debts or obligations of, sell or license Intellectual Property to, or permit one's name or any part thereof to be used in connection with, any enterprise or endeavor, either individually, in partnership or in conjunction with any person, firm, association, partnership, joint venture, limited liability company, corporation or other business, whether as principal, agent, stockholder, partner, joint venturer, member, director, officer, employee, consultant, licensor or in any other manner whatsoever. Each of Scott and the Sellers further agrees that the terms and time period provided for, and the geographical area encompassed by, the covenants contained in this Section 6.7(a) are necessary and reasonable in order to protect Purchaser in conduct of the Business and the utilization of the Assets, tangible and intangible, acquired pursuant to this Agreement, and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the time period provided for or the geographical area encompassed by such covenant or provision, each of the parties hereto agrees and submits to the reduction of said time period or territorial restriction to such time period or area as said court shall deem reasonable.

            (b) Nothing contained in this Agreement shall prohibit any Seller or Scott from (i) acquiring or holding at any one time less than one percent (1%) of the outstanding securities of any publicly traded company, (ii) holding stock of Purchaser, or (iii) acquiring or holding an interest in a mutual fund, limited partnership, venture capital fund or similar investment entity of which such party is not an employee, officer or general partner and with respect to which such party has no power to make, participate in or directly influence investment decisions. Each Seller acknowledges and agrees that money damages would not adequately compensate Purchaser if such Seller were to breach any of covenants contained in this Section. Consequently, each Seller agrees that in the event of any such breach, Purchaser shall be entitled, in addition to any other remedies, to enforce this Agreement by means of an injunction, specific performance or other equitable relief.

      6.8 Litigation Support. In the event and for so long as Purchaser is actively contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any Seller, each Seller will provide reasonable cooperation with Purchaser and its counsel in the contest or defense, make available its personnel, and provide such access to its books and records as shall be reasonably necessary in connection with the contest or defense.

      6.9 Press Release. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that (i) after the Closing, Purchaser may issue a press release concerning the acquisition of the Business and the Assets, provided that such press release shall not disclose the Purchase Price, and provided further, that Purchaser shall provide notice and a copy of such press release to Sellers prior to publication, and (ii) Purchaser shall take any action as may be required by securities laws or obligations pursuant to any listing agreement with any national securities exchange or with the NASD.

      6.10 Employment of Seller's Employees. Those Prospective Purchaser New Employees who have accepted such offers of employment effective as of the Closing shall be referred to herein as the "Transferred Employees." No Seller will interfere with the employment by Purchaser of the Transferred Employees employed in the operation of the Business. Each Seller shall remain responsible for payment of any and all Employment Liabilities which are or may become payable in connection with the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE VII

                                MUTUAL COVENANTS

      7.1 Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each Seller and Purchaser shall use its respective reasonable best efforts to obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements to which each are or will be a party and the consummation of the Transaction and take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated in this Agreement as promptly as practicable.

      7.2 Further Assurances. Prior to and following the Closing, each party to this Agreement agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements, and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and the Ancillary Agreements and contemplated herein and therein and to carry into effect the intent and purposes of this Agreement. Prior to and after the Closing Date, each Seller shall reasonably cooperate with Purchaser in attempting to obtain the agreement of parties to the Contracts necessary for

Purchaser's enjoyment of the Assets or the Intellectual Property or Purchaser's conduct of the Business following the Closing Date to extend the benefits and obligations of such Contracts to Purchaser.

                                  ARTICLE VIII

                              CONDITIONS TO CLOSING

      8.1 Conditions to Each Party's Obligations. The respective obligations of each party to this Agreement to effect the transactions to be performed by such party at the Closing are, at the option of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

            (a) No Orders. No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits the Transaction or the consummation of any other transaction contemplated herein.

            (b) Permits, Authorizations and Approvals. All permits, authorizations, approvals and orders required to be obtained under all applicable Laws and Decrees in connection with the transactions contemplated herein, including but not limited to any applicable consent or termination of any applicable waiting period under any Law shall have been obtained and shall be in full force and effect at the Closing Date.

            (c) No Litigation. There shall be no litigation pending or threatened by any Governmental Entity in which (i) an injunction is or may be sought against the transactions contemplated herein or (ii) relief is or may be sought against any party hereto as a result of this Agreement and in which, in the good faith judgment of the board of directors of Purchaser or any Seller (relying on the advice of their respective legal counsel), such Governmental Entity has the probability of prevailing and such relief would have a Material Adverse Effect upon such party.

            (d) Shareholder Approval. This Agreement and the transactions contemplated hereby shall be approved by the respective shareholders of each Seller by the requisite vote under applicable law and such Seller's charter.

      8.2 Conditions to Obligations of Sellers. The obligations of Sellers to effect the transactions to be performed by them at the Closing are, at the option of Sellers, subject to the satisfaction at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in ARTICLE V hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing, and Purchaser shall have delivered to Sellers a certificate (the "Purchaser Compliance Certificate") to such effect dated as of the Closing Date and signed by an officer of Purchaser.

            (b) Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser at or prior to the Closing shall have been duly complied with and performed in all material respects, and Purchaser shall have delivered to Sellers the Purchaser Compliance Certificate to such effect.

            (c) Purchase Price. Purchaser shall have delivered the Closing Consideration and the Escrow Amount in accordance with Section 2.6(b) hereof.

            (d) Ancillary Agreements. Purchaser shall have executed and delivered to Sellers each of the Ancillary Agreements to which it is a party.

            (e) Purchaser's Closing Deliverables. At the Closing, Purchaser will deliver to Sellers the following items:

                  (i) the Closing Consideration;

                  (ii) the Escrow Agreement;

                  (iii) the Purchaser Compliance Certificate in accordance with
Section 8.2(a) and (b) hereof;

                  (iv) copies of each of the Ancillary Agreements executed by Purchaser; and

                  (v) all other documents required to be delivered to Sellers under this Agreement.

      8.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions to be performed by it at the Closing are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:

            (a) Representations and Warranties. All the representations and warranties of Sellers set forth in ARTICLE IV hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made at the Closing, and Sellers shall have delivered to Purchaser a certificate (the "Sellers Compliance Certificate") to such effect dated as of the Closing Date and signed by an officer of each Seller.

            (b) Performance. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers at or prior to the Closing shall have been duly complied with and performed in all material respects, and Sellers shall have delivered to Purchaser the Sellers Compliance Certificate to such effect.

            (c) Material Adverse Change. There shall have been no Material Adverse Change relating to the Assumed Liabilities or to the Assets.

            (d) Ancillary Agreements. Each Seller shall have executed and delivered to Purchaser each of the Ancillary Agreements to which it is a party.

            (e) Transfer Documents. All documentation pursuant to which the transactions contemplated herein are to be accomplished, including bills of sale, assignments and other documents or instruments of transfer, shall have been presented to Purchaser and its counsel for review and shall have been consistent with this Agreement and reasonably satisfactory in form and substance to Purchaser and its counsel prior to the consummation of such transactions.

            (f) Notice of Termination. Sellers shall have delivered a notice of termination pursuant to each contract or agreement listed on Schedule 8.3(f).

            (g) Third Party Consents. Purchaser shall have entered into agreement with or have been provided with evidence of the consent or approval of those persons whose consent or approval shall be required in connection with the Transaction under the contracts of Sellers set forth on Schedule 8.3(g).

            (h) Scott Employment Agreement. Scott shall have entered into an employment agreement in substantially the form attached hereto as Exhibit D.

            (i) Opinion of Counsel. Sellers' counsel shall have delivered an opinion of counsel to Purchaser, dated the Closing Date, as to the corporate existence of Sellers and the due authorization by Sellers of the Transaction Documents.

            (i) Due Diligence and Board Approval. Purchaser shall have completed its business, legal, and accounting due diligence investigation of the Sellers, the Assets and the Business to its sole satisfaction. Purchaser's Board of Directors shall have approved this Agreement and all the transactions contemplated hereunder.

            (j) Financing. Purchaser shall have obtained approval for financing from a bank, institutional investor, venture capital group or any other type of financial institution or investor that would permit Purchaser to deliver the Purchase Price and otherwise complete the Transaction.

            (j) Sellers' Closing Deliverables. At the Closing, Sellers will deliver to Purchaser the following items:

                  (i) one or more bills of sale, intellectual property assignments, assignments and assumptions of contracts and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to counsel to Purchaser as shall be legally sufficient to vest in Purchaser good and valid title to the Assets (including the Assumed Contracts);

                  (ii) the Sellers Compliance Certificate in accordance with Sections 8.3(a) and (b) hereof;

                  (iii) the executed opinion of counsel to Sellers in accordance with Section 8.3(i) hereof;

                  (iv) copies of each of the Ancillary Agreements executed by Sellers;

                  (v) the assignments of the Assumed Contracts in accordance with Section 2.2 hereof;

                  (vi) copies of the termination notices sent pursuant to
Section 8.3(f);

                  (vii) all other documents required to be delivered to Purchaser under the provisions of this Agreement.

                                   ARTICLE IX

                              POST-CLOSING MATTERS

      9.1 Employees. Employment Offer and Employment Terms and Conditions. On or before the Closing, an offer of employment shall be made by Purchaser to the Seller employees employed by the Business listed on Schedule 9.1 ("Prospective New Purchaser Employees"). Sellers agree to release Prospective New Purchaser Employees accepting employment with Purchaser from any agreements not to compete, and any obligations of confidentiality with respect to the Assets. Sellers agree to use their commercially reasonable efforts to retain Prospective New Purchaser Employees and shall notify Purchaser promptly if, notwithstanding the foregoing, any Prospective New Purchaser Employee submits a resignation to terminate employment or terminates employment prior to the Closing Date.

      9.2 Further Assurances of Sellers. Sellers shall, from time to time, at the request of Purchaser, and without further consideration, execute and deliver such instruments of transfer, conveyance and assignment in addition to those delivered pursuant to Sections 2.1 and 8.3 hereof, and take such other actions, as may be reasonably necessary to assign, transfer, convey and vest in Purchaser, and to put Purchaser in possession of, the Assets, including but not limited to obtaining any and all required consents of third parties which Sellers have not obtained as of the Closing Date. Sellers shall use their commercially reasonable efforts to obtain for Purchaser any and all consents of third parties, as required under Section 6.3 which Sellers have not obtained as of the Closing Date; provided Sellers shall have no obligation to pay to any third party any fee or other amount in exchange for such consent. Sellers further agree to provide information pertaining to the Assets and the Business as may be reasonably requested by Purchaser.

      9.3 Further Assurances of Purchaser. Purchaser shall, from time to time at the reasonable request of any Seller, and without further consideration, execute and deliver such instruments of assumption, and take such other action, as may be reasonably necessary to effectively confirm the assumption by Purchaser of the Assumed Liabilities.

      9.4 Access to Business Records. From and after the Closing Date, Purchaser shall use ordinary care to maintain the Business Records acquired by it pursuant hereto and, damage by fire or other casualty or accident excepted, shall not for a period of six (6) years after the Closing Date destroy or dispose of any such Business Records unless it shall first have notified Sellers of its intention to do so and shall have afforded Sellers an opportunity to take possession thereof. Sellers shall have the right to retain a copy of the Business Records. From and after the Closing Date, each party shall afford the other access to all preclosing Business Records and other information acquired or retained by it pursuant hereto, including data processing information, upon reasonable notice during ordinary business hours for all reasonable business purposes, and each party shall permit the other party to make copies of any such records and retain possession of such copies. Each of Purchaser and Sellers shall use reasonable care to maintain the confidentiality of the Business Records in the possession of such party pursuant to the terms and subject to the conditions set forth in the Confidentiality Agreement.

      9.5 Name Change and Use of Business Name. Immediately after the Closing Date, Sellers shall amend their respective certificates of incorporation to change the names of their companies. Sellers shall assign to Purchaser all of Sellers' rights to use the names "Hello Metro," "Superfly Advertising" or "TreeFrog Commerce" or any derivation of such names.

                                   ARTICLE X

                            TERMINATION OF AGREEMENT

      10.1 Termination. This Agreement may be terminated prior to the Closing:

            (a) by mutual written consent of Purchaser and Sellers;

            (b) by either Purchaser, on the one hand, or the Sellers, on the other hand, if the Closing shall not have occurred on or before the date that is thirty (30) days after execution of this Agreement (unless the failure to consummate the Transaction is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Closing);

            (c) by Purchaser if, on or after the date that is thirty (30) days after execution of this Agreement, Purchaser, in its sole discretion, is not satisfied with the results of its continuing business, legal, and accounting due diligence regarding the Sellers, the Assets and the Business; or

            (d) by either Purchaser, on the one hand, or the Sellers, on the other hand, if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction.

      10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 10.2, Section 10.3 and
ARTICLE XII shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this

Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

      10.3 Expenses; Termination Fees. All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated.

                                   ARTICLE XI

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW;
                                 INDEMNIFICATION

      11.1 Escrow Fund. Pursuant to Section 2.6(b)(ii), at the Closing Purchaser will deposit or cause to be deposited the Escrow Amount into a third party escrow account with U.S. Bank (the "Escrow Agent") pursuant to the terms of the Escrow Agreement. The Escrow Amount shall be held in the escrow by the Escrow Agent commencing on the Closing Date for purposes of securing certain indemnification obligations in accordance with the provisions listed below. The Escrow Amount shall be released by the Escrow Agent in accordance with the terms of the Escrow Agreement. Purchaser shall not receive any proceeds from the Escrow Amount except in accordance with the terms of the Escrow Agreement.

      11.2 Survival of Representations, Warranties and Covenants.

            (a) The representations and warranties made by Sellers and Scott or Purchaser herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall in no manner be limited by any investigation of the subject matter thereof made by or on behalf of either Party and shall survive the Closing and continue in full force and until 5:00 p.m. Pacific Time on the date twelve (12) months after the Closing Date; provided, however, that the representations set forth in Section 4.17 shall survive until the expiration of the statute of limitations applicable to claims with respect to matters covered thereby (giving effect to any waiver, mitigation or extension thereof), if later (the "Indemnification Period"). In the event that any claim for indemnification under this Article XI shall have been given within the applicable Indemnification Period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

            (b) The obligations of Sellers and Scott to indemnify Purchaser Indemnified Parties (as defined below) for any Purchaser Indemnifiable Losses is subject to the condition that Sellers shall have received a Claim Notice for all Purchaser Indemnifiable Losses for which indemnity is sought prior to the expiration of the Indemnification Period (as applicable to such indemnification claim). For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if a Purchaser Indemnified Party, acting in good faith, delivers to Scott, as agent for the Sellers, a written notice stating that such Purchaser Indemnified Party believes that there is or has been a breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Purchaser Indemnified Party's belief that there is or has been such a breach and
(ii) a non-
binding, preliminary estimate of the aggregate dollar amount of the actual and potential Losses that have arisen and may arise as a result of such breach.

      11.3 Indemnification by Sellers and Scott.

            (a) Subject to the terms, conditions and limitations of this Article XI, each Seller and Scott, jointly and severally, agrees to indemnify, defend and hold harmless Purchaser, its shareholders, officers, directors, employees, attorneys, all subsidiaries and affiliates of Purchaser, and the respective officers, directors, employees and attorneys of such entities (each, a "Purchaser Indemnified Party" and all such persons and entities being collectively referred to as the "Purchaser Indemnified Parties") from, against, and shall compensate and reimburse each Purchaser Indemnified Party, in the manner described in this Article XI, for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by any Purchaser Indemnified Party by reason of, resulting from, based upon or arising out of, whether directly or indirectly, (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of a Seller or Scott contained in or made pursuant to this Agreement, any Transaction Documents or any certificate, schedule or exhibit delivered by Sellers or Scott in connection with this Agreement or the Transaction Documents, (ii) the breach of any covenant or obligation of Sellers or Scott set forth in this Agreement or any Transaction Document (provided, however, that neither Scott nor any Seller shall be responsible to Purchaser for another Party's failure to comply with the provisions of Section 6.7), (iii) any liability of Sellers other than the Assumed Liabilities, or (iv) any Proceeding relating to any breach, alleged breach, liability or matter of the type referred to above (including any Proceeding commenced by any Purchaser Indemnified Party for the purpose of enforcing any of its rights under this Article XI) (collectively, "Purchaser Indemnifiable Losses").

            (b) Notwithstanding anything to the contrary contained in this Agreement, no claim for Purchaser Indemnifiable Losses shall be made under this
Article XI: (i) unless Scott receives a Claim Notice with respect to such claim during the Indemnification Period (as applicable to the respective indemnification claim), (ii) unless the aggregate of Purchaser Indemnifiable Losses shall exceed $50,000 (at which point Sellers shall become liable for the aggregate Losses, and not just amounts in excess of $50,000), (iii) for any Losses to the extent that the Purchaser Indemnified Parties have previously received payments in respect of Purchaser Indemnifiable Losses under this
Article XI in an amount equal to or in excess of the applicable limitations set forth in Section 11.6, (iv) to the extent Purchaser had a reasonable opportunity, but failed, in good faith to mitigate the Losses due to the failure of Purchaser to use commercially reasonable efforts to recover under a policy of insurance, and (v) for any Purchaser Indemnifiable Losses suffered, incurred or sustained by any Purchaser Indemnified Party or to which any of them becomes subject to the extent such Losses arise from or were caused by the breach of any covenant or obligation of Purchaser set forth in this Agreement or any Transaction Document. The indemnification provisions in this Article XI shall be the Purchaser Indemnified Parties' sole and exclusive remedy with respect to any claim for Purchaser Indemnifiable Losses against a Seller or Scott under this Agreement; provided, however, that nothing contained in this Section 11.3(b) shall limit any remedy at law or equity to which Purchaser may be entitled against Sellers or Scott for fraud.

      11.4 Indemnification by Purchaser

            (a) Subject to the terms and conditions of this Article XI, Purchaser agrees to indemnify, defend and hold harmless Sellers, their respective shareholders, officers, directors, employees, attorneys, all subsidiaries and affiliates of Sellers, and the respective officers, directors, employees and attorneys of such entities (each, a "Seller Indemnified Party" and all such persons and entities being collectively referred to as the "Seller Indemnified Parties") from, against, and shall compensate and reimburse each Seller Indemnified Party for and in respect of any and all Losses asserted against, relating to, imposed upon or incurred by any Seller Indemnified Party by reason of, resulting from, based upon, arising out of, whether directly or indirectly, (i) the breach, inaccuracy, untruth or incompleteness of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, any Transaction Document or any certificate, schedule or exhibit delivered by Purchaser in connection with this Agreement or any Transaction Document, (ii) the breach of any covenant or obligation of Purchaser set forth in this Agreement, (iii) the Assumed Liabilities, or (iv) any Proceeding relating to any breach, alleged breach, liability or matter of the type referred to above (including any Proceeding commenced by any Seller Indemnified Party for the purpose of enforcing any of its rights under this Article XI) (collectively, "Seller Indemnifiable Losses"):

            (b) Notwithstanding anything to the contrary contained in this Agreement, no claim for Seller Indemnifiable Losses shall be made under this
Article XI: (i) unless the aggregate of Seller Indemnifiable Losses shall exceed $50,000 (at which point Purchaser shall become liable for the aggregate Losses, and not just amounts in excess of $50,000), (ii) for any Losses to the extent that the Seller Indemnified Parties have received payments in respect of claims made under this Article XI in excess of $250,000 in the aggregate, and (iii) with respect to any Seller Indemnifiable Losses suffered, incurred or sustained by any Seller Indemnified Party or to which any of them becomes subject to the extent such Losses arise from or were caused by actions taken or failed to be taken by any Seller after the Closing. The indemnification provisions in this
Section 11.4 shall be the Seller Indemnified Parties' sole and exclusive remedy with respect to any claim for Seller Indemnifiable Losses against Purchaser under this Article XI; provided, however, that nothing contained in this Section 11.4(b) shall limit any remedy at law or equity to which Sellers may be entitled against Purchaser for fraud.

      11.5 Third-Party Claims. Should any claim be made, or suit or Proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against a Purchaser Indemnified Party or Seller Indemnified Party which, if prosecuted successfully, would be a matter for which Purchaser Indemnified Party or Seller Indemnified Party is entitled to indemnification under this Agreement (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

            (a) The Person claiming indemnification under this Agreement (the "Indemnified Person") shall give the indemnifying party (the "Indemnifying Party") written notice of any such Third Party Claim promptly after receipt by such Indemnified Person of notice thereof. Any delay in giving notice hereunder which does not materially prejudice the Indemnifying Party shall not affect the Indemnified Person's rights to indemnification hereunder.

The Indemnifying Party may, at its option, (i) undertake control of the defense thereof by counsel of its own choosing, or (ii) decline to assume control of but participate in the defense thereof. If the Indemnifying Party assumes control of the defense thereof, (i) such Indemnifying Party will be precluded from disputing its obligations under this Agreement to indemnify the Indemnified Party and (ii) the Indemnified Person may participate in the defense through its own counsel at its own expense. If the Indemnifying Party declines to control but elects to participate in the defense thereof, the Indemnified Person may control the defense and have its expenses promptly reimbursed by the Indemnifying Party.

            (b) Sellers and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

            (c) Unless an Indemnifying Party has failed to fulfill its obligations under this Article XI, no settlement by an Indemnified Person of a Third Party Claim shall be made without the prior written consent by or on behalf of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party has assumed the defense of a Third Party Claim as contemplated by Section 11.5(a), the Indemnifying Party may settle such Third Party Claim so long as terms include full release of all claims against the Indemnified Person.

      11.6 Limitations.

            (a) The sole source for the Purchaser Indemnified Parties to collect any Losses for which they may be entitled to indemnification under this Article XI will be recovered by Purchaser out of the Escrow Amount, in accordance with the terms of this Article XI and the Escrow Agreement. Notwithstanding the foregoing, the Purchaser Indemnified Parties may, after exhaustion of the Escrow Amount, recover for Purchaser Indemnifiable Losses in excess of the Escrow Amount directly from the Sellers and Scott in the case of any Purchaser Indemnifiable Losses incurred in connection with any breach by the Sellers or Scott of their representations and warranties in Sections 4.2, 4.4, 4.14(a),
4.17 or any actions or omissions on the part of Sellers or Scott that constitute a violation of Laws or Decrees; provided, that the amount of Purchaser Indemnifiable Losses that Purchaser Indemnified Parties may recover in excess of the Escrow Amount in connection with breaches of Sections 4.4 and 4.14(a) pursuant to this Section 11.6 shall not exceed $6,300,000 in the aggregate, and provided further, that the aggregate amount of all Purchaser Indemnifiable Losses that Purchaser Indemnified Parties may recover pursuant to this Article XI shall not exceed the Purchase Price.

            (b) Nothing in this Agreement shall limit the liability of any Person to any other party for fraud.

            (c) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, COLLATERAL OR PUNITIVE DAMAGES IN

CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF THE PARTIES PURSUANT TO THIS AGREEMENT.

                                  ARTICLE XII

                                    GENERAL

      12.1 Governing Law; Jurisdiction; Venue. It is the intention of the parties hereto that the internal laws of the State of Washington (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any action to enforce, or which arises out of or in any way relates to, any of the provisions of this Agreement, or any of the Ancillary Agreements shall be brought and prosecuted exclusively in the courts of the State of Washington, and the parties hereto hereby consent to the jurisdiction of such court or courts and to service of process by registered mail, return receipt requested, or by any other manner provided by the law of the State of Washington and the rules of such courts.

      12.2 Assignment; Binding upon Successors and Assigns. None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

      12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

      12.4 Entire Agreement. This Agreement, the Ancillary Agreements, the exhibits and schedules hereto, the certificates referenced herein, the exhibits thereto, and the Confidentiality Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto including, without limitation, that certain letter of intent between the parties dated January 30, 2006.

      12.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

      12.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

      12.7 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

      12.8 Waiver. Each party hereto may, by written notice to the others: (a) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the others, (b) waive any inaccuracies in the representations of the others contained in this Agreement or in any documents delivered pursuant to this Agreement, (c) waive compliance with any of the covenants of the others contained in this Agreement or (d) waive or modify performance of any of the obligations of the others. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

      12.9 Notices. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (or if mailed by registered or certified mail), (b) the day after dispatch if sent by overnight courier, (c) upon dispatch if transmitted by telecopier or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), properly addressed to the parties at the following addresses:

       Sellers:                            Hello Metro Incorporated
                                           Superfly Advertising, Inc.
                                           Treefrog Commerce, Inc.
                                           605 North Shore Dr., Suite 204
                                           Jeffersonville, Indiana 47130
                                           Attention:
                                                      --------------------------

                                           Facsimile:
                                                      --------------------------

       with a required copy to:            Reed Weitkamp Schell & Vice PLLC
                                           500 West Jefferson St., Ste. 2400
                                           Louisville, Kentucky 40202
                                           Attention:  Gary R. Weitkamp

                                           Facsimile:  (502) 562-2200

       Purchaser:                          Innuity, Inc.

                                           ---------------------------------

                                           ---------------------------------

                                           Attention: John Dennis, President

                                           Facsimile No.:
                                                          ----------------------

       with a required copy to:            DLA Piper Rudnick Gray Cary US LLP
                                           701 Fifth Avenue, Suite 7000
                                           Seattle, Washington 98104
                                           Attention: John M. Steel

                                           Facsimile: (206) 839-4801

      Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

      12.10 Construction and Interpretation of Agreement.

            (a) This Agreement has been negotiated by the parties hereto and their respective attorneys, and the language hereof shall not be construed for or against either party by reason of its having drafted such language.

            (b) The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

            (c) As used in this Agreement, any reference to any state of facts, event, change or effect being "material" with respect to any entity means a state of facts that is material to the current condition (financial or otherwise), properties, assets, liabilities, business or operations of such entity. Whenever the term "enforceable in accordance with its terms" or like expression is used in this Agreement, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

      12.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

      12.12 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the respective dates set forth next to their signatures below.

     [Remainder of page intentionally left blank. Signature page follows.]

                                 SIGNATURE PAGE
                                       TO
                            ASSET PURCHASE AGREEMENT
                 by and among Innuity, Inc., a Utah corporation
                                       and

      Hello Metro Incorporated, an Indiana Corporation, Superfly Advertising, Inc., an Indiana Corporation, Treefrog Commerce, Inc., an Indiana Corporation, and Clark Scott, an individual

INNUITY, INC.,                                   HELLO METRO INCORPORATED,
a Utah corporation                               an Indiana corporation

By:                                              By:
    ---------------------------                      ---------------------------

Title:                                           Title:
       ------------------------                         ------------------------

                                                 SUPERFLY ADVERTISING, INC.,
                                                 an Indiana corporation

                                                 By:
                                                     ---------------------------

                                                 Title:
                                                        ------------------------

                                                 TREEFROG COMMERCE, INC.,
                                                 an Indiana corporation

                                                 By:
                                                     ---------------------------

                                                 Title:
                                                       -------------------------

                                                 -------------------------------
                                                 Clark Scott